EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Supernus Launches Trokendi XR™ in the United States

Rockville, MD, September 5, 2013 --Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today announced that Trokendi XR™ is now available to patients in the United States.  Trokendi XR is a novel once-daily extended release formulation of topiramate for the treatment of epilepsy.  The product has been shipped to major wholesalers in the market, and the Company’s sales force is promoting the product to physicians.

“We have built our sales force from the ground up, and this is our second product launch this year, representing a remarkable achievement for Supernus. Supernus is now a major player in epilepsy, offering two novel and differentiated products to patients. The Company continues its long standing heritage of excellence in execution against its corporate goals.  I would like to take this opportunity to thank all Supernus employees for their hard work and dedication that allowed us to launch Trokendi XR very shortly after receiving FDA approval,” said Jack Khattar,  President & CEO, of Supernus.

About Trokendi XR™

Trokendi XR is a novel once-daily extended release formulation of topiramate. Trokendi XR is an antiepileptic drug indicated for initial monotherapy in patients 10 years of age and older with partial onset or primary generalized tonic-clonic seizures; adjunctive therapy in patients 6 years of age and older with partial onset or primary generalized tonic-clonic seizures; and adjunctive therapy in patients 6 years of age and older with seizures associated with Lennox-Gastaut syndrome. The product is available in 25mg, 50mg, 100mg and 200mg extended-release capsules.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR™ (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential for Trokendi XR to treat epilepsy and the timing of the product's availability to physicians. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company's ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product, once available, and competition in the market. For a further description of these and other risks facing the Company, please see the risk factors described in the Company's Annual Report Form on 10-K that was filed with the United States Securities and Exchange Commission on March 15, 2013 and under the caption "Risk Factors" and the updates to these risk factors in the Company's quarterly report on Form 10-Q that was filed with the Commission on August 14, 2013. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591